OmniBrowse, Inc. 500 108"'Avenue, N.E., Suite 730 Bellevue, WA 98004 Tel: 425-990-6435 http://www.omnibrowse.com

OmniBrowse

Master Reseller Program

Introduction

OmniBrowse information services bring some of the most respected content on the Internet to alphanumeric pager and PCS telephone users. I however, Omni Browse goes far beyond simply providing content to wireless devices. OmniBrowse allows its customers to completely configure every service they select through an easy-to-use web browser-based tool.

Every single user can control what they receive, when they receive it mid even tailor each service to fit their needs or geographic location. For example, instead of simply selecting whether or riot they receive national sports headlines, OmniBrowse users can select a specific team to follow, get notified 15 minutes before game time and receive a page every time the score changes! Detailed weather reports are available for the county you live in (or any Other), not just a list of high and low temperatures for a dozen major cities. OmniBrowse offers true content personalization not just an on/off switch for "broadcasted" services.

OmniBrowse services are a natural extension to your company's, wireless offerings. By partnering with OmniBrowse you will take the lead in providing cutting-edge capabilities for your Customers, increase your profitability and get a leg up on your competition.

Pricing, Fees and Payment Terms

OmniBrowse services are available to Resellers at the discount schedule outlined in Appendix A of the OmniBrowse Reseller Agreement. Generally, the Reseller pays For each account with either a valid credit card or via monthly invoices- Charges will be made to the Reseller's account at intervals determined by the length of the service contract period. The Reseller bills their own customers for the service.

By buying services through this Program, the Reseller becomes a customer of OmniBrowse. Accordingly, all OmniBrowse rules, policies, and operating procedures concerning customer orders, customer service, and service sales will apply to Resellers. We may change our policies and operating procedures at any time. Product prices mid availability may vary from time to time. We will use commercially reasonable efforts to present accurate information, but we cannot guarantee the availability or price of any particular service, Price changes will not take effect until the next service contract period.

Activation and Account Configuration

The Reseller will be provided with an identification number that will be used to associate customer accounts with that Reseller. OmniBrowse will also provide a web interface for Reseller account activation. Reseller employees will rise this interlace to activate each account. The authorization code procedure can be bypassed for reseller activation.

End-users will configure their own accounts via the OmniBrowse web interface. If the customer does riot have the ability to configure their account via the Internet, the Reseller at his option may provide configuration assistance for their customers. OmniBrowse will not provide configuration services other than the web interface.

Customer Support

OmniBrowse will be responsible for providing technical support to its end-users whether or not they purchased and activated their account through a Reseller or on the OmniBrowse web site. Reseller will have no responsibility for technical support whatsoever. OmniBrowse provides technical Support via email only with a typical response time of one business day. OmniBrowse does not offer telephone technical support.

The Reseller at his discretion may provide OmniBrowse service configuration or technical assistance to its customers. OmniBrowse will provide Resellers with an administrative account for maintaining its customers' accounts via the OmniBrowse web site. This technical support from the Reseller is optional and Oninil3rowse is in no way responsible for assistance beyond standard email support.

Currently Included Services

All information services available from OmniBrowse as of' 11/3/98 will be included and are available for resale.

These services include:

Basic stock quotes

Enhanced stock quotes

Weather forecasts

Weather watches & warnings

Lottery numbers

Appointment calendar

National & Global news

Business & Financial news

CNET Technology news

Sports news

Live sports scores

Sports game times & TV coverage info

Horoscopes

Services may be added or dropped at any time at the discretion of OmniBrowse. OmniBrowse intends to dramatically expand its service offerings and reserves the right to modify service packages and pricing at any time.